Exhibit 99.2

Full transcript of webcast interview with Jim Westmoreland, CEO of Daybreak Oil and Gas, Inc. (OTCQB: DBRM) – Expected to be made available April 22, 2014

Green Baron: Welcome and thank you for joining us today for this exclusive Green Baron webcast with today’s guest, Jim Westmoreland, CEO and President of Daybreak Oil and Gas, Inc., stock symbol DBRM.  The Green Baron Report upgraded coverage of Daybreak Oil and Gas, Inc. to a “Stock Pick” through a detailed report released before the open on Tuesday, April 22, 2014.  Our detailed profile can be viewed on our website at TheGreenBaron.com by clicking the PROFILE icon below the DBRM symbol or in the Report Archives listings.  This new webcast interview with President and CEO Jim Westmoreland is designed to focus on recent announcements and developments concerning the Company’s expansion of oil drilling operations and proven reserves in Kentucky and California. If you are visiting us for the first time, please click any JOIN icon on our website at www.thegreenbaron.com to receive The Green Baron Report and Updates in your email box.  Our parent Green Baron Ventures Inc. has a very strict policy not to share your email address with any other person or entity. Also be sure to sign up for our text alerts on the home page of our website.  And now, today’s webcast with Jim Westmoreland of Daybreak Oil and Gas. Jim, thank you for joining us today and welcome to the program.

CEO Westmoreland: Phil, it is my pleasure and thank you for inviting me today.

Green Baron: Jim, why don’t we get started by having you discuss the Company exciting new developments, and if you would, tell us a little about your background that would help you will successfully run Daybreak as its President and CEO.

CEO Westmoreland:  I have been with Daybreak for about 7 years now.  I was, for 21 years, working with a major independent oil company, a Houston-based exploration company, and I functioned in a lot their finance and accounting roles and well as their management roles of the company.  So, I have been in the business for quite a number of years, probably a total of over 30 to 35 years with a various other companies holding different roles.  I have been around the industry a long time and seen the business go through its ups and downs.  I have learned a lot by working with these predecessor companies.

Green Baron: Daybreak operates production from 20 wells in its East Slopes project area of Kern County, California and also owns an average 25% working interest in five producing oil wells and has approximately 6,400 acres under lease in the Appalachian Basin in Lawrence County, Kentucky.  Perhaps the biggest news in the Company’s history was announced today that proven reserves between the two properties has officially increased year over year by 268% to over 750,000 barrels of oil.  What data did you receive to prove this increase and what does it mean to shareholders of the Company?

CEO Westmoreland: We received a fully engineered reserve report from a third-party reserve engineer.  It calculates the reserves based on parameters put out by the Securities and Exchange Commission.  I guess what is important here is that we supplied the data to the engineers and they did all work.  It is their numbers, not ours.  What that means to the shareholders is that we now have a solid base of oil reserves which we can sustain the Company for years to come. Our base is now built and now we will continue to grow the reserve base by development drilling which will, in turn, add more locations that we did not get credit for during this report. This is a huge event for our Company, having this type of reserve base finally is giving us the confidence to carry forward and to make this Company grow, now we have the reserves to back that up.  So, our plan has been working.

Green Baron: Jim, let’s discuss the California and Kentucky properties in more detail.  Now, let’s start with California.  Tell us about your successful drill program last year and what your plans are for California this year.  And, in your answer, tell us how many wells you are receiving revenue from and how you have been able to reduce costs over the past year.

CEO Westmoreland: OK, first of all we have currently 20 wells producing in California.  During the past year, we drilled 10 development wells in California, 9 of which were successful. During the past year, we also have done a lot of work in the field to streamline operations to enhance our production such as completing a water disposal system.  We were not able to produce our wells at full capacity because we were not able to dispose of all the fresh water that we produced. So, we completed a water disposal system which pumps water to the farmers and ranchers in the area which allows us to get rid of the water cheaply and supply much needed water to the farmers and ranchers in that particular area. And, by doing this, it gave us the opportunity to both increase our production and decrease our cost.  So, it was a win-win on both sides of the equation for us.

Green Baron: Do you plan to drill any exploratory wells on the California property this year and what prospect would most likely be your next choice for exploration?  And, if you can, discuss the upside and downside of drilling exploratory wells.

CEO Westmoreland: We are planning to drill two exploratory wells in California; one is our Glide-Kendall prospect, and the other is our Sherman prospect. We plan to drill these wells in the late summer or early fall. We are currently in the permitting process and trying to tie up some loose ends on the leases.  As far as the upside, we estimate our Glide-Kendall prospect to have a gross reserve potential of about 1.8 million barrels, and the smaller of the two, the Sherman prospect, has an estimated gross reserve potential of about 300,000 barrels of oil.  Both of these wells are scheduled to be drilled to approximately 2000 feet so they are fairly cheap to drill.  If they are successful, they will open up a new area for us in California.  We try to drill a couple of exploratory wells each year.  In this business you have to do some exploration each year because that is your future development program if you are successful.  Of course, the downside risk is that you hit a dry hole, but we do everything we can with all the modern technology at our disposal to minimize that risk.

Green Baron: How was the Company introduced to the Kentucky oil producing acreage what success have you experienced their so far?  And also, can you share more about your planned 20 well drill program and what it means that you are not the operator on this property?

CEO Westmoreland: Well, we got a lead from our lender Maximillian, and they introduced us to the folks at App Energy who is the operator of the property.  We liked the project and took it on.  App had drilled 62 gas wells in the Twin Bottoms Field and drilled through the oil sand proving that oil was there so we liked the idea that there was minimal risk of the oil not being there.  So far, we have drilled five horizontal oil wells this past fall and then drilled two wells in our planned 20 well drilling program.  We are currently our third well and the results will be announced shortly. Now, as far as being non operator, basically all that means is App Energy is actually contracting the drilling rig and making sure that all the operations take place, but they, which is more important, stay in constant contact with us and we approve of all their plans coming up.  So, it is not that big of a deal that we are not the operator in this case because App has proven experience in the field which we didn’t have, and that meant a lot to us so we didn’t have to go back and start off learning how to operate in this Appalachian Basin that we are currently drilling in. So, it makes a big difference to have an experienced operator already in place, and furthermore, the people at App are really good to work with.  They are always considerate of what we do and we enjoy working with them.  We look forward to continuing to work with them in the future.

Green Baron: Due in part to your growing proven reserves, low operating costs, and potential for more large discoveries in both California and Kentucky, what do you believe is a fair valuation for the Company and why?

CEO Westmoreland: Well, I think we could be an ultimate target for an independent oil company operating in one of our areas, but we could also turn the tables and take over somebody operating just like us and be the (acquirer) in this case.  That is always one way to grow the Company.  As far as the valuation of the Company, we now have 750,000 barrels of proved oil in the ground and with significant more potential.  So, I would value the Company in several multiples of these reserves.  Quite frankly, we would have to get a valuation of two million (2,000,000) barrels plus before I would even consider selling to another Company.

Green Baron:  Can you tell us about some of your long term plans or exit strategy for the Company?

CEO Westmoreland: Our plan all along is ever since we got here is we wanted to concentrate in our core areas.  We started off in California, already having that acreage position out there, and we spent a number of years working in that area to develop the reserve base.  Now, we have a half a million barrels just in the California field.  But, what we look for is particular areas that have a solid, minimal risk oil reserve opportunity. And what we’re doing is we’re staying away from all the places such as the Bakken and Eagle Ford plays that make all the press these days and we are currently just concentrating on these small areas that we can afford to operate in.  Quite frankly, the economics in the Kentucky play are very similar to the economics or maybe even better than the Bakken play in North Dakota.  It is just on a much smaller scale, but the results are the same.  You get a quick payback and they are cheap to drill.  So, what we’re looking for is shallow oil reserves that give us multiple opportunities to make a big field out of a small field, and we are going to continue to look to expand our Kentucky operations obviously since we’ve had the success there.  And, we’re focusing very hard at leasing more acreage around us. We would like, if we can find a larger acreage block in the same general vicinity.  So, we are going to continue to focus on these two core areas, and not to take anything away from California, if something were to come up in California we would pursue that post haste.  So, we are to continue in these two areas and if another core area that meet all the metrics that the Company has set in place for us to operate in, we will jump on another opportunity if it does come along.  But right now, our focus on both of these two areas.

Green Baron:  Jim, before I let you go, is there anything else you would you like to share with our listeners, particularly those that might be considering a purchase of DBRM stock?

CEO Westmoreland: Well, I want people to look at DBRM in a different light.  We are not just another penny stock.  We don’t operate the Company like a penny stock company might typically operate. Most people know when some people voice their opinion to me about it.  We’re not a big hype and promote type of Company.  We want to grow the Company based on real value and we are always hesitant to expound ourselves and to try to make ourselves look good when we are really not that good.  So we’ve spend a lot of time making the Company into an attractive investment for the investor. So, we don’t want people to think we are a hyping pump and dump type of company.  We want them to know we are a real company and we are working to do it the right way, and not any other way. And, we will continue to live by that mantra. So, I think based on that, I think when you invest in Daybreak, you’re investing in a Company that believes in itself, believes in its assets, believes in its people, and is considerate of our shareholders and their investment in the Company.

Green Baron:  Jim, great job and thank you again for joining us today.

Special Disclaimer:

Green Baron Ventures Inc., parent of The Green Baron Report, was compensated $8,500 for coverage of DBRM beginning in July, 2013 as a “Stock Alert”, and has recently received an additional $3,000 for new coverage and upgrade to a “Stock Pick” in April, 2014.

FORWARD-LOOKING STATEMENT DISCLAIMER BY DAYBREAK OIL AND GAS, INC.

Certain statements by Jim Westmoreland, CEO and President of Daybreak Oil and Gas, Inc. (the “Company”) contained in this transcript constitute “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “should,” “up to,” approximately,” “likely,” or “anticipates” or the negative thereof. These forward-looking statements are based on the Company’s current expectations, assumptions, estimates and projections for the future of its business and industry and are not statements of historical fact. Such forward-looking statements may include, but are not limited to, statements about the Company’s expectations regarding its financing, future operating results, future capital expenditures, expansion and growth of operations and future investments in and acquisitions of oil and natural gas properties. The forward-looking statements are based on assumptions and analyses made in light of the Company’s experience and perception of historical trends, current conditions, and expected future developments. However, you should be aware that these forward-looking statements are only predictions and the Company cannot guarantee any such outcomes. Future events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general economic and business conditions; exposure to market risks in financial instruments; fluctuations in worldwide prices and demand for oil and natural gas; fluctuations in the levels of oil and natural gas exploration and development activities; the Company’s ability to find, acquire and develop oil and gas properties; risks associated with oil and natural gas exploration and development activities; competition for raw materials and customers in the oil and natural gas industry; technological changes and developments in the oil and natural gas industry; legislative and regulatory uncertainties, including proposed changes to federal tax law and climate change legislation, and potential environmental liabilities; the Company’s ability to continue as a going concern; and its ability to secure additional capital to fund operations. Additional factors that may affect future results are contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) and are available at the SEC’s web site http://www.sec.gov. Daybreak Oil and Gas, Inc. disclaims any obligation to update and revise statements contained in this interview based on new information or otherwise.